EXHIBIT 10.29
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) dated as of April 2, 2020, is made by and between Tiffany & Co. and Tiffany and Company (“Employer” and together with Tiffany & Co., “Company”) and Pamela Cloud (“Executive”). Capitalized terms used in this Agreement will have the meanings provided in the Tiffany & Co. Executive Severance Plan (as in effect on the date hereof, “Severance Plan”) unless provided otherwise herein.

WHEREAS, Executive’s employment with Company is terminating without Cause;
WHEREAS, Executive is a Senior Officer within the meaning of the Severance Plan; and
WHEREAS, the Severance Plan provides for certain benefits in the event that a Senior Officer is terminated involuntarily without Cause, prior to a Change in Control, subject to such Senior Officer’s execution of Covenants and execution and non-revocation of a Release;
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Termination of Employment; Transition; Resignations.

1.1. Company and Executive agree that Executive’s employment will terminate effective July 31, 2020 (the “Final Effective Date”). Notwithstanding the foregoing, after November 26, 2019 (the “Initial Effective Date”), Executive will not be required to be present in the office or otherwise active in her employment on a daily basis. However, between the Initial Effective Date and the Final Effective Date (such period, the “Transition Period”), Executive will provide (i) such assistance as may be reasonably requested by Parent’s Chief Executive Officer (“CEO”) or a designee of the CEO in connection with the transition of Executive’s employment responsibilities and duties, and (ii) advice, expertise, and work on a project-by-project basis as may be brought to Executive by the CEO or a designee.

1.2.In light of the nature of Executive’s work following the Initial Effective Date, Executive will cease to be an officer of Parent, and an executive officer of Parent under Section 16 of the Securities Exchange Act of 1934, as amended, effective in each case at the close of business on the Initial Effective Date. In addition, any other position Executive holds as an officer or director of Company or any Affiliate of Company (Company, together with all of its Affiliates, the “Tiffany Affiliated Group”) and/or any position as a member of any committees of the board of directors of any member of the Tiffany Affiliated Group shall be deemed to have ended by resignation effective as of the Initial Effective Date.

1.3.For the avoidance of doubt, Executive agrees that during the Transition Period, Executive will remain bound by and subject to (a) any agreement with a member of the Tiffany Affiliated Group executed prior to the date hereof, in accordance with its terms, (b) any policy previously made known or distributed to Executive, in accordance with its terms, including but not limited to the Business Conduct Policy-Worldwide, the Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and all other Officers of Company and the Policy for Recovery of Incentive-based Compensation

Erroneously Awarded to Executive Officers, which was acknowledged and agreed to by Executive in an agreement dated January 9, 2014 (the policies and agreements referenced in this clause (b), the “Pre-Existing Documents”); and (c) any other policy or agreement generally applicable to employees of Company or executive officers of Parent, in accordance with its terms.

1.4.During the Transition Period:

1.4.1.Executive will continue to receive her current base salary and all established benefits and perquisites.

1.4.2.For the avoidance of doubt, the Cash Incentive Award Agreement, dated April 15, 2019, between Company and Executive, will remain in full force and effect, and any award paid thereunder will be determined and paid as provided for in such Award Agreement.

1.4.3.Executive acknowledges and agrees that no new equity awards or cash incentive awards will be granted to her following the Initial Effective Date.

1.4.4.Executive will (a) continue to accrue and may take vacation in accordance with Company’s established practices, (b) continue to accrue pension benefits under the defined benefit plans in which Executive participates, subject to and in accordance with the terms of such plans, and (c) be eligible to participate in all other established retirement programs in accordance with their terms.

1.5.Executive’s employment will not be terminated during the Transition Period except for Cause (with any duties or responsibilities referenced in such definition being (a) until the Initial Effective Date, the duties and responsibilities attendant with Executive’s current role and (b) during the Transition Period, the duties and responsibilities set forth in Section 1.1 of this Agreement).

2.Severance Payments and Benefits. Provided that Executive executes and delivers this Agreement no earlier than the Initial Effective Date and no later than May 15, 2020, and does not revoke the Release of Claims (as defined below), and subject to the other terms of this Agreement, Executive will be provided the following:

2.1.Earned Compensation. Payment of any earned but unpaid base salary and any accrued but unused vacation time through the Final Effective Date at the rate in effect at the time so earned, to be paid in a lump sum as soon as reasonably practicable following the Release Effective Date (as defined below), and in no event later than 60 days following the Final Effective Date.

2.2.Salary Continuation. Company will continue to pay Executive’s base salary, less applicable withholding amounts and in accordance with Company’s normal payroll schedule and practices, based on the base salary in effect on the Initial Effective Date, for a period of 15 months following the Final Effective Date (such period, the “Executive Severance Period”). Such salary continuation payments will begin as soon as reasonably practicable following the Release Effective Date, and in no event later than 60 days following the Final Effective Date, and will thereafter be made in accordance with Company’s normal payroll schedule and practices.

2.3.Health Insurance Benefit. Company will pay Executive an amount equal to the COBRA cost of continuing medical coverage under Company’s medical plan for the duration of the Benefit Period (as defined below) for Executive and Executive’s covered dependents enrolled in such plan as of the Final Effective Date; provided that Executive (a) elects to receive such continued coverage pursuant to a timely COBRA notice, and (b) submits to Company documentation evidencing the fact that the Senior Officer has paid such costs. Notwithstanding the foregoing, Company reserves the right to provide the benefit described in the foregoing sentence through any such other arrangement as it deems necessary. The “Benefit Period” means the period beginning on the Final Effective Date and ending on the earlier of (i) the end of the Executive Severance Period and (ii) the date that Executive becomes eligible for substantially similar health insurance coverage with a subsequent employer.

2.4.Outplacement Services. If requested in writing by Executive by no later than the Release Effective Date, Company will provide outplacement services to Executive through a provider selected by Company for the period beginning on the Release Effective Date and ending on the one-year anniversary of the Release Effective Date.

2.5.Equity Awards. Subject to Section 7 and 11.1 of this Agreement, the Committee shall take such action as may be necessary to effect the following (contingent upon the occurrence of the Release Effective Date):

2.5.1.For purposes of the stock options granted to Executive by Parent on January 19, 2017, January 17, 2018 and January 17, 2019 (collectively, the “Relevant Options”), the occurrence of the Final Effective Date shall be deemed to constitute an “Eligible Termination” within the meaning of the terms applicable to such awards (the “Relevant Option Terms”), provided that the Final Effective Date occurs prior to a Change in Control. As such, any Relevant Options that remain outstanding as of the Final Effective Date will mature on the Maturity Date specified in the applicable Notice of Grant, and the Expiration Date (as defined in the Relevant Option Terms) for any matured option will be five years from the Final Effective Date, but in no event later than the ten-year anniversary of the grant date.

2.5.2.Any time-vesting restricted stock units (“RSUs”) granted to Executive by Parent on January 19, 2017, January 17, 2018 and January 17, 2019 (collectively, the “Relevant RSUs”) that ordinarily would have vested within 12 months of the Final Effective Date will vest on the 60th day following the Final Effective Date, provided that the Final Effective Date occurs prior to any Change in Control.

2.5.3.For purposes of the performance-based restricted stock units (“PSU”) granted to Executive by Parent on January 17, 2018 and January 17, 2019 (collectively, the “Relevant PSUs,” and together with the Relevant Options and Relevant RSUs, the “Relevant Grants”), the occurrence of the Final Effective Date shall be deemed to constitute an “Eligible Termination” within the meaning of the applicable terms (the “Relevant PSU Terms”), provided that the Final Effective Date occurs prior to any Change in Control. As such, the Relevant PSUs will vest as provided in Section 2 of the Relevant PSU Terms (subject to all of the terms and conditions thereof, including without limitation the Committee’s discretion in Section 2(b)(iii) of the Relevant PSU Terms), as though the Final Effective Date had not occurred before the Maturity Date (as defined in the Relevant PSU Terms). For the avoidance of doubt, the PSUs granted to Executive on January 19, 2017, will continue to be governed by the existing award terms.

2.5.4.Aside from the modifications expressly authorized by this Section 2.5, the Relevant Grants will continue be governed by the existing award terms, all of which remain in full force and effect.

3.Release of Claims and Waiver of Employment.

3.1.Executive, for and in consideration of the promises and covenants set forth herein, on behalf of herself and her heirs, executors, administrators, representatives, distributes, legatees, beneficiaries, successors and assigns, hereby irrevocably and unconditionally releases and discharges, fully, finally and forever, Company and its current and former parent entities, subsidiaries, and Affiliates; each of their respective current and former directors, officers and employees; each of their respective current and former contractors and vendors and their respective current and former employees; and the successors and assigns of each of the foregoing; and all employee benefit plans of Company or any of its current and former parent entities, subsidiaries, and Affiliates, any trusts and other funding vehicles established in connection with any such plans, and any current and former members of committees established under the terms of any such plans (hereinafter referred to as the “Company Releasees”) from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Releasees arising from the beginning of time up to and including the date of this Agreement, including, without limitation, all matters in any way related to or arising out of Executive’s employment by Company and any and all of its Affiliates or the cessation of Executive’s employment with Company and any and all of its Affiliates including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Corporate and Criminal Fraud Accountability Act of 2002, the Fair Credit Reporting Act, the New York State Human Rights Law, the New York City Human Rights Act, the New York Wage Payment Law, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine.

3.2.Executive further agrees to and does waive any claims Executive may have for employment by Company and agrees not to seek such employment or reemployment by Company in the future.

3.3.Notwithstanding the foregoing, the waiver and release of claims set out in this Section 3 (the “Release of Claims”) does not extend to any right or claim of the Executive (i) to enforce the terms of this Agreement; (ii) to whatever vested rights Executive may have under any Company benefit plan; (iii) that (whether specified above or not) cannot be waived as a matter of law pursuant to federal, state, local or foreign statute; (iv) to any equity of, or ownership interest in, Parent that Executive continues to hold following the Final Effective Date; (v) to medical benefit continuation coverage, on a self-pay basis, pursuant to and to the extent provided by COBRA; (vi) based on events occurring after the date of this Agreement; (vii) to indemnification and advancement of legal fees or insurance coverage Executive may have following the Final Effective Date, including, without limitation, any rights under Executive’s Indemnification Agreement, dated June 29, 2018, Company’s organizational documents or any “D&O coverage” that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a current or former director, officer or employee of Company or any of its Affiliates; or (viii) for contribution in the event Executive and any of the Company Releasees are found to be jointly liable.

3.4.Executive hereby agrees to execute and deliver to Company a Supplemental Release substantially in the form attached hereto as Exhibit A no earlier than the Final Effective Date and no later than 45 days following the Final Effective Date. As set forth in the Supplemental Release, Executive may revoke the Supplemental Release by delivering a signed revocation notice to Company within seven days of signing the Supplemental Release. The revocation notice must be delivered to Company as provided in Section 21 below. If no such revocation occurs, the waiver and release of claims set forth in the Supplemental Release shall become effective on the eighth day following the execution of the Supplemental Release (the “Release Effective Date”).

4.Confidential Information; Covenants.

4.1.Confidential Information.

4.1.1.Executive represents that she has not made use of nor disclosed, directly or indirectly, and shall not, at any time, make use of nor disclose, directly or indirectly, to any person or entity, or on any medium, including, but not limited to, social media, any (1) information pertaining to the facts and circumstances giving rise to the negotiation and entry into this Agreement, including, but not limited to, all of its terms (provided, however, that disclosure of such information may be made to Executive’s immediate family and legal, financial, or tax advisors (such individuals, the “Permitted Recipients”)); (2) trade secret or other confidential or secret information of Company or of any other member of the Tiffany Affiliated Group; or (3) other technical, business, proprietary or financial information of Company or of any other member of the Tiffany Affiliated Group not available to the public generally or to the competitors of Company or of such member of the Tiffany Affiliated Group (collectively, “Confidential Information”), other than, with respect to any disclosure prior to the Final Effective Date, as was authorized by Company in connection with Executive’s employment with Company. Executive further confirms that, to date, her actions have been consistent with the foregoing confidentiality obligations. Notwithstanding the foregoing, “Confidential Information” shall not include: (1) information that is or becomes publicly known other than as a result of any act or omission of Executive in breach of this Agreement or as a result of any act or omission by any Permitted Recipient, and (2) information that is required to be disclosed under applicable laws, regulations or judicial or regulatory process.

4.1.2.Notwithstanding Section 4.1.1. or any other part of this Agreement, any part of the Supplemental Release or any term of any Pre-Existing Document, nothing precludes Executive or any Permitted Recipient from (1) providing information in response to valid and enforceable subpoenas or as otherwise required by law, rule or regulation, from providing information necessary for preparation and filing of any income tax return, or from using this Agreement to enforce its terms, (2) exercising the rights set out in Section 4.1.3 or 4.1.4 or (3) disclosing or inquiring about wages, benefits and other terms and conditions of employment or employee lists, names or non-Company contact information, when exercising statutory rights to organize or act for individual or mutual benefit under the National Labor Relations Act or other laws, in each case without notice to Company.

4.1.3.Executive acknowledges that Section 7 of the Defend Trade Secrets Act of 2016 and USC, Title 18, Section 1833 (as amended) provides that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or proceeding if such filing is made under seal; or (3) to Executive’s counsel to use such trade secret in connection with a lawsuit for retaliation by Company for reporting a suspected violation of law, provided that Executive files any document containing such trade secret under seal and does not disclose such trade secret, except pursuant to court order.

4.1.4.Notwithstanding Section 4.1.1. or any other part of this Agreement, any part of the Supplemental Release or any term of any Pre-Existing Document, nothing precludes Executive or any Permitted Recipient from reporting possible violations of law or regulation to any government agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Solely in connection with such reporting, Executive or the Permitted Recipient (as applicable) may disclose the Confidential Information, in confidence, to a government official or to an attorney to address possible violations of the law; however, any disclosure of such information must be in good faith and Executive or such Permitted Recipient must use his or her reasonable best efforts to effectuate such disclosure in a manner that prevents the dissemination of such information beyond those persons necessary to make the report or filing, such as filing such information under seal and otherwise using his or her reasonable best efforts to prevent it from being publicly disclosed. While Executive and the Permitted Recipients are encouraged to bring any such possible violation to the attention of Company, neither Executive nor any Permitted Recipient needs the prior authorization of Company or to previously notify Company to make any such reports or disclosures to these entities.

4.2.Covenants.

4.2.1.Company and Executive agree that the Non-Competition and Confidentiality Covenants executed by Executive on July 12, 2017, are hereby revoked in their entirety and replaced with the provisions in this Agreement. Notwithstanding the foregoing,

Executive represents and warrants that she has to date complied fully with the provisions of such Non-Competition and Confidentiality Covenants.

4.2.2.To protect Company’s legitimate protectable interests in, among other things, the Confidential Information and Company’s business relationships and goodwill, during the period beginning on the date hereof and ending on the earlier of (i) the occurrence of a Change in Control and (ii) the final day of the Executive Severance Period (provided that such end date shall in no event occur any earlier than the Final Effective Date), Executive will not directly or indirectly (whether as a director, officer, consultant, principal, owner, member, partner, advisor, financier, employee, agent or otherwise) in the Restricted Territory (as such term is defined in Appendix I):

4.2.2.1.Employ, engage, attempt to employ or engage, or assist anyone in employing or engaging any person employed or engaged by any member of the Tiffany Affiliated Group within the then-preceding twelve months, and with whom Executive had material contact during her employment; or solicit, induce, recruit or encourage any such person then employed or engaged by any member of the Tiffany Affiliated Group to terminate his or her employment or engagement with such member;

4.2.2.2.Do anything to divert or attempt to divert from the Tiffany Affiliated Group any business of any kind, including, without limitation, to solicit or interfere with any customers, clients, vendors, business partners or suppliers of any member of the Tiffany Affiliated Group, in each case with whom Executive had contact during the twelve-month period prior to the end of her employment or with respect to whom Executive possesses any Confidential Information; or

4.2.2.3.Organize establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as an advisor or consultant to, render services for (alone or in association with any person, company, entity or firm, or any division, segment, or part thereof) or otherwise assist, any person or entity that engages in (or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in) (a) the Wholesale Jewelry Trade; (b) the Retail Jewelry Trade; (c) Other Competitive Trade, to the extent Executive has or had responsibility for activities or operations similar to the Other Competitive Trade while employed by Company; or (d) the Luxury Retail Trade, if (1) Executive’s responsibilities in connection with such Luxury Retail Trade include functions, divisions or departments that are substantially similar to, or included within, Executive’s areas of responsibility at Company, and (2) 50% or more of Executive’s responsibilities in connection with such Luxury Retail Trade involve Jewelry or are in service of a business developing, designing, producing, or selling Jewelry. For purposes of this Section 4.2.2.3, “Wholesale Jewelry Trade,” “Retail Jewelry Trade,” “Other Competitive Trade,” “Luxury Retail Trade” and “Jewelry” shall have the meanings provided in Appendix I. Notwithstanding any of the foregoing, the requirements of this Section 4.2.2.3 shall not prohibit an otherwise passive investment by Executive not exceeding five percent of the outstanding securities of a publicly traded company.

5.Return of Company Property. By no later than the Initial Effective Date, Executive will return to Company (i) all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute or contain Confidential Information that Executive may have possessed or have had under her control during her employment (together with all copies thereof) and (ii) all other Company property in Executive’s possession, custody or control, including, without limitation, any borrowed merchandise, credit cards, computers and telecommunication equipment, keys, and any other physical or personal property that Executive obtained in the course of her employment by Company (other than office artwork as previously discussed). In addition, Executive will provide to Company all access codes, passcodes, and administrator rights to electronic accounts that Executive opened, handled or became involved with on behalf of Company during her employment with Company.

6.Cooperation. Executive agrees that following her execution of this Agreement, at Company’s request, she shall provide reasonable assistance to Company (both before and following the Final Effective Date) in any investigation which may be performed by Company or any governmental agency and with respect to any litigation in which Company may be or become involved. Such assistance shall include Executive making herself reasonably available for interviews by Company or its counsel, deposition and/or court appearances at Company’s request. Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints or other reasonable business or personal constraints that Executive may have. Company shall reimburse Executive for reasonable expenses, such as telephone, travel, lodging and meal expenses, and reasonable attorneys’ fees, incurred by Executive at Company’s request, consistent with Company’s generally applicable policies for employee expenses.

7.Remedies.

7.1.Executive acknowledges and agrees that Executive’s agreement to the terms provided in Sections 4, 5 and 6 was a material inducement to Company to enter into this Agreement and that a breach by Executive of any provision contained in Sections 4, 5 and 6 would cause irreparable damage to Company. In the event of breach or threatened breach by Executive of the foregoing provisions, Executive acknowledges that Company will be irreparably harmed and that monetary damages (including the forfeitures and payments specified in Section 7.2 below) shall be an insufficient remedy to Company. Therefore, subject to Section 7.4, Executive consents to the enforcement of this instrument by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, without Company being required to post a bond or other security.

7.2. Notwithstanding the availability of the remedies specified in Section 7.1 above, Company shall additionally be entitled to the following:

7.2.1.In the event Company reasonably determines in good faith that Executive has breached Section 6 of this Agreement or Executive’s obligations under any Pre-Existing Agreement, (i) Company shall not be required to provide any of the payments and benefits set out in Section 2.1 to 2.4 above, and if such payments or benefits or any portion thereof shall have already been provided to Executive, Company shall be entitled to recover the full amount of the payments or benefits so provided, and (ii) the Committee shall not be required to take any action in respect of Section 2.5 above and, if any such action shall have already been taken, then the grants referenced in Section 2.5, to the extent not already settled, shall be forfeited for no consideration immediately as of the date of such breach.

7.2.2.In the event Company reasonably determines in good faith that Executive has breached Sections 4.1.1, 4.2.2.1, 4.2.2.2 or 5 of this Agreement, (i) Company shall not be required to provide any of the payments and benefits set out in Section 2.1 to 2.4 above, and if such payments or benefits or any portion thereof shall have already been provided to Executive, Company shall be entitled to recover the full amount of the payments or benefits so provided, (ii) the Committee shall not be required to take any action in respect of Section 2.5 above and, if any such action shall have already been taken, then the grants referenced in Section 2.5, to the extent not already settled, shall be forfeited for no consideration immediately as of the date of such breach and (iii) Company shall be entitled to each of the following forfeitures and repayments (capitalized terms used below in Sections 7.2.2.1 to 7.2.2.3 having the definitions provided in Appendix I unless previously defined):

7.2.2.1.Executive shall forfeit and lose all rights under any Equity Award, whether or not such Equity Award shall have vested, and such Equity Award shall thereupon become null and void;

7.2.2.2.Executive shall immediately pay to Company the Proceeds of Equity Award for (a) any grant of stock option or stock appreciation right that was exercised, and (b) any grant of restricted stock or stock units that vested, in each case within the period beginning 365 days prior to the Final Effective Date and ending upon the expiration of the Executive Severance Period;

7.2.2.3.If applicable, Executive shall (a) forfeit any and all Excess DCRB Contributions and Investment Fund performance credited to such contributions in Executive’s Deferred Benefit Accounts that would otherwise be payable to Executive or a Beneficiary under the Deferral Plan, (b) promptly repay to Company any amounts paid from any Excess DCRB Contributions and Investment Fund performance credited to such contributions in Executive’s Deferred Benefit Accounts that have been paid to Executive or a Beneficiary under the Deferral Plan prior to such breach and (c) forfeit and lose any and all rights to any current or future Benefit under the Excess Plan.

7.3.The remedies described above in Sections 7.1 and 7.2 will be in addition to any other remedies at law or in equity available to Company. Notwithstanding any such relief, all of the other terms of this Agreement including, without limitation, the Release of Claims, and all of the terms of the Supplemental Release, shall in each case remain in full force and effect.

7.4.Notwithstanding the foregoing Sections 7.1, 7.2 and 7.3, in the event Company reasonably determines in good faith that Executive has breached any provision of Section 4.2.2.3 of this Agreement, Company’s sole remedy for such breach shall be as follows: Company shall not be required to commence or continue the payments provided for in Section 2.2 of this Agreement. For the avoidance of doubt, however, all of the other terms of this Agreement including, without limitation, the Release of Claims, and all of the terms of the Supplemental Release, shall in each case remain in full force and effect.

8.Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to principles of conflict of laws. Each party consents to the jurisdiction and venue of the state or federal courts in New York, NY, in any action, suit, or proceeding with respect to any alleged breach by Executive of Sections 4, 5 and 6 above. With respect to all other disputes arising out of or relating to this Agreement, the parties irrevocably agree that such disputes shall be submitted to arbitration before an arbitrator to be selected by the parties in accordance with the procedures set out in the Dispute Resolution Agreement between Company and Executive.

9.No Admission of Liability. No action taken by the parties hereto, or any of them, either previously or in connection with this Agreement shall be deemed or construed to be an admission of the truth or falsity of any claims heretofore made; or an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

10.Tax Consequences.

10.1.Company makes no representations or warranties with respect to the tax consequences of the payment of any sums or benefits to Executive under the terms of this Agreement. Executive has had the opportunity to obtain advice from a tax professional. Amounts payable hereunder shall be subject to Company’s required tax withholding and similar obligations. Any and all tax liabilities incurred by Executive as a result of the payments made or benefits provided under this Agreement, however, shall be Executive’s sole responsibility.

10.2.Notwithstanding anything in this Agreement to the contrary, Executive’s entitlement to any payments or benefits under this Agreement shall be limited (reduced) to the extent necessary so that no payment made to Executive on account of the termination of her employment will be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such limitation, her Net After Tax Benefit shall exceed her Net After Tax Benefit if such reduction were not made. “Net After Tax Benefit” means (i) the sum of all payments and benefits that Executive is entitled to receive under this Agreement or under any other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

11.Executive’s Representations.

11.1.Executive agrees that (1) the aggregate payments and benefits provided for by Section 2 of this Agreement exceed anything of value to which Executive would otherwise be entitled under any of the Company Releasees’ policies, plans, practices and/or procedures, or pursuant to any prior agreement, arrangement or contract of Executive with the Company Releasees and (2) Executive’s receipt of such excess payments and benefits is contingent upon (x) the timely execution and delivery of this Agreement in accordance with Section 2 hereof, and the non-revocation of the Release of Claims and (y) the timely execution and delivery (in accordance with Section 3.4 hereof) and the non-revocation of the Supplemental Release.

11.2.Executive agrees that (a) the Release of Claims shall release Company and the other Company Releasees from liability to the fullest extent permitted by law; (b) this Agreement is being entered into with the understanding that there are no unresolved claims of any nature that Executive has against Company or any other Company Releasee; and (c) except for the consideration provided for in this Agreement and for any vested benefits under applicable Company benefit plans to which Executive is or may be entitled, Executive is not entitled to receive any other payment from Company or any member of the Tiffany Affiliated Group of any type, kind or description (including but not limited to any equity awards, and/or any cash bonus, for fiscal year 2020 or any part thereof). Without limiting the foregoing, Executive and Company hereby revoke the Retention Agreement, dated December 12, 2018, between Company and Executive, and acknowledge that such Retention Agreement and all rights and obligations thereunder are hereby terminated.

12.Preservation of Rights. Nothing in this Agreement, any Pre-Existing Document or the Supplemental Release shall be construed to prevent Executive or Executive’s counsel from, without prior notice to Company (but subject to Section 4.1.4 if applicable), filing a charge with, providing information to, participating in any investigation conducted by, or receiving an award for information paid by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, any other U.S. federal, state, or local government agency or commission, or any self-regulatory organization. Nevertheless, Executive gives up the right to recover monetary damages from the Company Releasees as a result of a charge or complaint filed by Executive with respect to any claims released and waived in the Release of Claims or the Supplemental Release.

13.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. Executive acknowledges that:

a.She has read the Agreement;

b.She has been advised to, and has had the opportunity to, consult with any attorney or other advisor of her choice, or has voluntarily declined to do so;

c.She understands all of its terms, including without limitation the Release of Claims set forth in Section 3 above;

d.The Release of Claims specifically applies to any rights or claims Executive may have against the Company Releasees under the federal Age Discrimination in Employment Act, as amended, or similar state and local statutes;

e.She has entered into this Agreement of her own free will, and that no promises or representations have been made to her by any person to induce her to enter into this Agreement other than the express terms set forth herein;

f.She is fully aware of the legal and binding effect of this Agreement;

g.She has been given a period of at least 45 days within which to consider this Agreement or has knowingly and voluntarily waived the right to do so;

h.She understands that she may revoke the Release of Claims (but not any other provision of this Agreement) after signing the Agreement by delivering a signed revocation notice to Company within seven days of signing this Agreement. The revocation notice must be delivered to Company as provided in Section 21 below. If no such revocation occurs, the Release of Claims shall become effective on the eighth day following the execution of this Agreement. For the avoidance of doubt, all terms of this Agreement other than the Release shall become effective as of the date hereof and shall not be revocable thereafter; and

i.Appendix II hereto was provided to Executive before she signed this Agreement. Executive understands that for a release to address rights or claims arising under the federal Age Discrimination in Employment Act, employees 40 years of age and over who are asked to sign a waiver and release in connection with an employment termination program offered to a group of employees must receive certain information. Such information is set forth in Appendix II, which includes the job titles and ages of employees in the pertinent decisional unit in who have been notified that their employment will be terminated, along with the job titles and ages of employees in the same unit whose employment was not terminated.

14.Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, as amended (“Code Section 409A”), or an exemption thereunder, and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. To the extent that any provision hereunder is ambiguous as to its compliance with Code Section 409A, the provision shall be interpreted in a manner so that no amount payable to Executive shall be subject to an “additional tax” within the meaning of Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment, if any, provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a Separation from Service under Code Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Code Section 409A. Notwithstanding anything herein to the contrary (but giving effect to the foregoing sentence), (i) if, on the Final Effective Date, Executive is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder or otherwise by Company as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then Company will defer the commencement of the payment of any such payments or benefits hereunder or otherwise (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is the first business day of the seventh month following the Separation from Service (or the earliest date as is permitted under Code Section 409A) and interest shall be payable thereon at one hundred percent (100%) of the applicable federal rate, and (ii) if any other payments of money or other benefits due to Executive hereunder or otherwise could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax.

15.Entire Agreement. Except as specifically set forth herein, this Agreement represents the entire agreement and understanding between Company and Executive concerning Executive’s separation from Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with Company, Executive’s compensation by Company, or the termination of Executive’s employment. This Agreement cannot be amended, supplemented, or modified, nor may any provision hereof be waived, except by a written instrument executed by the parties.

16.Headings; Interpretation. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto acknowledge that this Agreement is a joint product and shall not be construed for or against any party on the ground of sole authorship.

17.Waiver. Except as otherwise provided in this Agreement, any failure of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by or on behalf of the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

18.Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party hereto without the written consent of the other party and any attempt to assign without such consent will be void; provided, however, that Company shall be permitted to assign this Agreement and any right, remedy, obligation or liability arising hereunder or by reason hereof to any other member of the Tiffany Affiliated Group, so long as such entity assumes in writing all obligations of Company hereunder.

19.Third Parties. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and (in accordance with Sections 18 and 22) their respective successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever.

20.Severability. In the event that any provision of this Agreement becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

21.Notices. Any notice, demand, request or communication of any kind required or permitted hereunder shall be in writing and shall be deemed sufficiently served if sent by (i) hand delivery (with receipt acknowledged), (ii) reputable overnight carrier, or (iii) United States registered or certified mail, postage prepaid, return receipt requested to the parties addressed to the individuals and addresses identified below or at such other address as each may designate from time to time by notice to the other parties. Any such notice, demand, request or communication shall be deemed to have been duly given or served on the date of delivery, if delivered by hand, or on the date shown on the return receipt or other evidence of delivery, if mailed or sent by overnight carrier.

If intended for Executive:	Pamela Cloud
To the address on file at the Company or otherwise
specified by Executive

If intended for Company:	Tiffany & Co./Tiffany and Company
Attn: Leigh M. Harlan
Senior Vice President - Secretary & General Counsel
200 Fifth Avenue
New York, NY 10010

22.Successors; Joint and Several Liability. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Executive (and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees) and Parent and Employer and any Person(s) which succeed(s) to substantially all of the business or assets of the Parent or Employer, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Parent or Employer or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. Parent shall be jointly and severally liable with Employer for all Employer’s obligations hereunder and Employer shall be jointly and severally liable with Parent for all Parent’s obligations hereunder.

23.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.
PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Dated:	April 2, 2020	By:	/s/ Pamela Cloud
Pamela Cloud

STATE OF NEW YORK	)
) SS:
COUNTY OF	)
On the 30th day of March, 2020, before me personally came Pamela Cloud, to me known to be the person described in, and who executed the foregoing instrument, and acknowledged that she executed the same.

/s/ George B. Schwab
NOTARY PUBLIC

TIFFANY AND COMPANY
TIFFANY & CO.

Dated:	April 2, 2020	By:	/s/ Alessandro Bogliolo
Name: Alessandro Bogliolo
Title: Chief Executive Officer

Exhibit A
Form of Supplemental Release

SUPPLEMENTAL WAIVER AND GENERAL RELEASE

This Supplemental Waiver and General Release (“Supplemental Release”) is executed and made by Pamela Cloud (“Executive”), on this ___ day of __________, 2020.
WHEREAS, Executive’s employment with Tiffany & Co. and Tiffany and Company (collectively, the “Company”) terminated on July 31, 2020;

WHEREAS, Company and Executive agreed in the Separation Agreement and Release, dated _______ ____, 2020 (the “Agreement”), upon the arrangements relating to Executive’s termination of employment, including Executive’s obligation to execute and deliver this Supplemental Release to Company, and in consideration of the terms and provisions set forth in the Agreement and herein;
NOW THEREFORE, it is hereby agreed by Executive, for good and sufficient consideration, as follows (capitalized terms having the definition set forth in the Agreement unless provided otherwise herein):

1.	Release of Claims.

a. Executive, for and in consideration of the promises and covenants set forth in the Agreement, on behalf of herself and her heirs, executors, administrators, representatives, distributes, legatees, beneficiaries, successors and assigns, hereby irrevocably and unconditionally releases and discharges, fully, finally and forever, the Company Releasees from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Releasees arising from the beginning of time up to and including the date of this Supplemental Release, including, without limitation, all matters in any way related to or arising out of Executive’s employment by Company and any and all of its Affiliates or the cessation of Executive’s employment with Company and any and all of its Affiliates including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Corporate and Criminal Fraud Accountability Act of 2002, the Fair Credit Reporting Act, the New York State Human Rights Law, the New York City Human Rights Act, the New York Wage Payment Law, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine.

b.    Notwithstanding the foregoing, the waiver and release set forth in Section 1(a) of this Supplemental Release does not extend to any right or claim of the Executive (i) to enforce the terms of the Agreement or this Supplemental Release; (ii) to whatever vested rights Executive may have under any Company benefit plan; (iii) that (whether specified above or not) cannot be waived as a matter of law pursuant to federal, state, local or foreign statute; (iv) to any equity of, or ownership interest in, Parent that Executive continues to hold following the Final Effective Date; (v) to medical benefit continuation coverage, on a self-pay basis, pursuant to and to the extent provided by COBRA; (vi) based on events occurring after the Release Effective Date; (vii) to indemnification and advancement of legal fees or insurance coverage Executive may have following the Final Effective Date, including, without limitation, any rights under Executive’s Indemnification Agreement, dated June 29, 2018, Company’s organizational documents or any “D&O coverage” that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a current or former director, officer or employee of Company or any of its Affiliates; or (viii) for contribution in the event Executive and any of the Company Releasees are found to be jointly liable.
2.    Severance Payment. Executive agrees that, upon timely executing and not revoking this Supplemental Release, she shall receive the payment set forth in Section 2.2 of the Agreement, subject to the terms and conditions set forth therein.
3.     Executive’s Representations.
a.     Executive agrees that (1) the waiver and release set forth in Section 1(a) of this Supplemental Release shall release Company and the other Company Releasees from liability to the fullest extent permitted by law; (2) this Supplemental Release is being entered into with the understanding that there are no unresolved claims of any nature that Executive has against Company or any other Company Releasee; and (3) except for the consideration provided for in the Agreement and for any vested benefits under applicable Company benefit plans to which Executive is or may be entitled, Executive is not entitled to receive any other payment from Company or any member of the Tiffany Affiliated Group of any type, kind or description (including but not limited to any equity awards, and/or any cash bonus, for fiscal year 2020 or any part thereof).
b.    Executive agrees that this Supplemental Release is executed voluntarily and without any duress or undue influence on the part or behalf of Executive, with the full intent of releasing all claims. Executive acknowledges that:

i.	She has read the Agreement and this Supplemental Release;

ii.	She has been advised to, and has had the opportunity to, consult with any attorney or other advisor of her choice, or voluntarily declined to do so;

iii.	She understands all of the terms of this Supplemental Release, including without limitation the waiver and release of claims set forth in Section 1(a) above;

iv.	The waiver and release of claims set forth in Section 1(a) above specifically applies to any rights or claims Executive may have against the Company

Releasees under the federal Age Discrimination in Employment Act, as amended, or similar state and local statutes;

v.
She has entered into this Supplemental Release of her own free will, and that no promises or representations have been made to her by any person to induce her to enter into this Supplemental Release other than the express terms set forth herein;

vi.	She is fully aware of the legal and binding effect of this Supplemental Release;

vii.	She has been given a period of at least 45 days within which to consider this Supplemental Release or has knowingly and voluntarily waived her right to do so; and

viii.
She understands that she may revoke the waiver and release of claims set forth in Section 1(a) above after signing the Supplemental Release by delivering a signed revocation notice to Company within seven days of signing this Supplemental Release. The revocation notice must be delivered to Company as provided in Section 21 of the Agreement.

4.    Release Effective Date. The waiver and release of claims set forth in Section 1(a) above shall become effective on the eighth day following the execution of this Supplemental Release so long as there has been no revocation as set forth in Section 3(b)(viii) above. For the avoidance of doubt, all terms of this Supplemental Release other than the waiver and release of claims set forth in Section 1(a) above shall become effective as of the date hereof and shall not be revocable thereafter.
5.    Headings. The section, paragraph and other headings contained in this Supplemental Release are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Supplemental Release.
6.    Severability. In the event that any provision of this Supplemental Release becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable or void, this Supplemental Release shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.
YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT AND SUPPLEMENTAL RELEASE CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT AND SUPPLEMENTAL RELEASE; THAT YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT AND SUPPLEMENTAL RELEASE; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND SUPPLEMENTAL RELEASE WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT AND SUPPLEMENTAL RELEASE HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT AND SUPPLEMENTAL RELEASE FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT AND SUPPLEMENTAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.

Dated:	By:
Pamela Cloud

STATE OF NEW YORK	)
) SS:
COUNTY OF	)

On the day of _______________, 20__, before me personally came Pamela Cloud, to me known to be the person described in, and who executed the foregoing instrument, and acknowledged that she executed the same.

______________________________
NOTARY PUBLIC

Appendix I - Additional Definitions

“Beneficiary” has the meaning provided in the Deferral Plan.
“Benefit” has the meaning provided in the Excess Plan.
“Deferred Benefit Accounts” has the meaning provided in the Deferral Plan.

“Deferral Plan” means the Tiffany and Company Executive Deferral Plan, as amended from time to time.

“Equity Awards” means any grant of options to purchase, restricted shares of, stock units that may be settled in, or stock appreciation rights that may be measured by appreciation in the value of, the common stock of Tiffany & Co., including any grants made under the terms of the 2005 Employee Incentive Plan, the 2014 Employee Incentive Plan or any plan adopted by Tiffany & Co. subsequent to the date of this Agreement including grants made both before and after the date of this Agreement.

“Excess DCRB Contribution” has the meaning provided in the Deferral Plan.

“Excess Plan” means the 2004 Tiffany and Company Un-funded Retirement Income Plan to Recognize Compensation in Excess of Internal Revenue Code Limits, as amended from time to time.

“Investment Fund” has the meaning provided in the Deferral Plan.

“Jewelry” means jewelry (including but not limited to precious metal or silver jewelry or jewelry containing gemstones) or watches.

“Luxury Retail Trade” means the operation of one or more retail outlets (including websites, stores-within-stores, leased departments or concessions) that primarily sell luxury merchandise in or to any city in the world in which a TIFFANY & CO. store is located at the time in question.

“Other Competitive Trade” means (i) the operation of one or more retail outlets primarily selling one or more of the following: leather goods, sterling silver goods other than Jewelry, china, crystal, stationery or fragrance, in any city in the world in which a TIFFANY & CO. store is located at the time in question, or (ii) the production or development of such products for retail sale, regardless of where in the world such activities are conducted.

“Proceeds of Equity Award” means, in U.S. dollars, (i) with respect to an Equity Award of restricted stock or stock units, the value of the shares on the date the Equity Award vests, and (ii) with respect to an Equity Award that is an option to purchase or a stock appreciation right, the spread between the strike price and the market value for the underlying shares on the exercise date, in each of cases (i) and (ii) measured by the simple average of the high and low selling prices of such shares on the principal market on which such shares are traded as of the vesting or exercise date, as applicable, if such vesting or exercise date is a trading date (and if such vesting or exercise date is not a trading date, then as of the trading date next following the vesting or exercise date).

“Restricted Territory” means the entire world, but if an arbitrator or court of competent jurisdiction deems such geographic scope to be overly broad, then it means any country, sovereignty or equivalent geographic region where Executive works or with which Executive has or had material contact; or with respect to which Executive has responsibility, supervision, and/or knowledge of the business, customers or other Confidential Information of any member of the Tiffany Affiliated Group.

“Retail Jewelry Trade” means the operation of one or more retail outlets (including websites, stores-within-stores, leased departments or concessions) selling Jewelry in or to any city in the world in which a TIFFANY & CO. store is located at the time in question; provided that, for the purpose of this definition, a retail outlet will not be deemed engaged in the Retail Jewelry Trade if less than 25% of the items displayed for sale in such outlet are Jewelry, so that, by way of example, an apparel store that offers Jewelry as an incidental item would not be deemed engaged in the Retail Jewelry Trade hereunder.

“Wholesale Jewelry Trade” means the sale of Jewelry or gemstones to the Retail Jewelry Trade, the development or design of Jewelry for sale to the Retail Jewelry Trade or the production of Jewelry for sale to the Retail Jewelry Trade regardless of where in the world such activities are conducted.